Exhibit 99.1

FOR IMMEDIATE RELEASE

Endo Completes Acquisition of Par Pharmaceutical and Provides Financial Guidance

- Par Acquisition Enhances Endo’s Position as a Leading Global Specialty Pharmaceutical Company with One of Industry’s Fastest Growing Generics Businesses and Establishes Powerful Platform for Future Growth and Strategic M&A

- Combined U.S. Generics Business Unit to be Named

Par Pharmaceutical, an Endo International Company

- Updated 2015 Full Year Financial Guidance to $3.22 to $3.27 Billion in Revenues; Endo Maintains Upper End of 2015 Adjusted Diluted EPS from Continuing Operations Guidance of $4.50 to $4.60

- 2016 Adjusted Diluted EPS from Continuing Operations Expected to be in the Range of $5.85 to $6.15

- Company to Host Conference Call Today at 8:30 a.m. ET

DUBLIN, September 28, 2015 – Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced it has completed its previously announced $8.05 billion acquisition of Par Pharmaceutical Holdings, Inc. from leading global private investment firm TPG.

Through this acquisition, Endo has further established its position as a leading global specialty pharmaceutical company with a fast growing generics business that is among the top five as measured by U.S. sales according to IMS. The acquisition also helps position Endo for long-term double-digit organic growth, enhanced cash flow generation and increased financial flexibility. Endo’s generics portfolio now includes an extensive range of in market and R&D stage complex and competitively differentiated dosage forms and delivery systems, with a focus on higher barrier-to-entry and first-to-market products. Endo’s combined U.S. Generics segment, which includes Par Pharmaceutical and Qualitest, will be named Par Pharmaceutical, an Endo International Company and will be led by Paul Campanelli, former Chief Executive Officer of Par Pharmaceutical, who will also join Endo’s Executive Leadership Team.

“We are pleased to announce the completion of this transformational acquisition that has strategically expanded our product portfolio, R&D pipeline, manufacturing and technology capacity and generics expertise for the benefit of patients, customers and shareholders,” said Rajiv De Silva, President and CEO of Endo. “We are also pleased to welcome Paul Campanelli, former CEO of Par Pharmaceutical, as Group President, Par Pharmaceutical to the Endo Executive Leadership Team and are excited about his anticipated contributions to the organization. I would like to take the opportunity to thank the leadership team and the hard working employees at Qualitest for continuing to drive the business forward and deliver year-over-year double-digit growth during this period of transition. We look forward to the opportunities ahead for our combined generics business.”

“I am excited to be joining Endo along with key members of the Par team. We look forward to helping realize the full potential of this new – and highly specialized – generics business,” said Mr. Campanelli. “Our combined portfolio now includes an industry-leading range of higher barrier-to-entry and first-to-market products, as well as an extensive and differentiated R&D pipeline. While already one of the fastest growing generics businesses, we see a compelling opportunity to drive future double-digit growth, serve our customers and build shareholder value.”

“Over the last few years, it has been a pleasure to work alongside Par’s outstanding management team as they have grown and diversified this great business,” said Todd Sisitsky, managing partner of TPG Capital North America. “We thank the Par team for their close partnership and believe that the company is well-positioned for continued success as part of Endo. As investors in the combined company, we are excited by the prospects for future growth.”

In accordance with the terms of the merger agreement, the purchase price consists of approximately 18 million shares of Endo equity and $6.50 billion in cash consideration to former Par shareholders. The transaction was financed by a combination of cash, debt and proceeds from a $2.3 billion equity offering completed in June 2015.

The closing of the transaction follows the unanimous vote of the Federal Trade Commission on September 24, 2015 to approve a consent order in connection with the transaction. Under the consent order, Endo has agreed to divest its glycopyrrolate and methimazole products to Rising Pharmaceuticals Inc.

Barclays, Deutsche Bank, and Houlihan Lokey acted as financial advisors to Endo. JP Morgan acted as financial advisor to Par and its shareholders. Skadden, Arps, Slate, Meagher & Flom, LLP were Endo’s legal advisors and Ropes & Gray, LLP acted as legal advisors to Par and its shareholders.

Financial Guidance & Updates

“The acquisition of Par has transformed our business, expanding Endo’s overall corporate profile, scope and size and establishing a powerful platform for future M&A. With the Par addition to our already-growing base business, we believe we are positioned to deliver strong financial results through the remainder of 2015,” said Mr. De Silva. “For this year, we’ve tightened our EPS guidance to the upper end of our previous range, despite having only one quarter of Par operating results but two quarters of the acquisition’s financing effects. We believe Par will further position us to deliver strong financial results in 2016, based on projected double-digit underlying revenue growth, strong and rapid synergy capture and additional benefits from our tax strategy. We look forward to continuing to execute on our strategies to drive organic growth and to capitalize on future M&A opportunities to deliver enhanced value for our shareholders.”

With the close of the Par acquisition, for the third quarter 2015, at current exchange rates, Endo currently estimates, subject to completing its quarterly closing process:

•	Total revenue to be between $720 million and $740 million (net results of operations from Par are not expected to have a material impact on third quarter results);

•	Adjusted interest expense of approximately $95 million;

•	Adjusted effective tax rate of between 2 percent and 4 percent; and

•	Third quarter adjusted diluted shares outstanding of approximately 210 million.

For the full twelve months ending December 31, 2015, at current exchange rates, Endo now estimates:

•	Total revenue to be between $3.22 billion and $3.27 billion; and

•	Adjusted diluted EPS from continuing operations to be between $4.50 and $4.60 compared to $4.40 and $4.60 estimated in previous guidance.

The Company’s full year 2015 financial guidance is based on the following assumptions for the year:

•	Adjusted gross margin of approximately 64 percent;

•	Adjusted operating expenses as a percentage of revenues to be approximately 21.5 percent;

•	Adjusted interest expense of approximately $375 million;

•	Adjusted effective tax rate of between 9 percent and 10 percent; and

•	Adjusted diluted earnings per share from continuing operations assume full year diluted shares outstanding of approximately 201 million.

For full year 2016, Endo estimates adjusted diluted EPS from continuing operations to be between $5.85 and $6.15.

Conference Call and Webcast

Endo will host a conference call at 8:30 a.m. ET to discuss today’s announcement and provide financial guidance updates related to the close of the Par acquisition. The conference call can be accessed by dialing (866) 497-0462 (U.S. dial-in) or (678) 509-7598 (international dial-in) and the passcode is 50365790. A replay of the call will be available from September 28, 2015 at 12:30 p.m. ET until 11:59 p.m. ET on October 12, 2015 by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international) and by entering the passcode 50365790. Accompanying slides will be available on Endo’s website. Endo will webcast the call to all interested parties through its website: www.endo.com.

About Endo International plc

Endo International plc is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded pharmaceutical and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Non-GAAP adjusted diluted earnings per share from continuing operations amounts are not, and should not be viewed as, substitutes for U.S. GAAP diluted earnings per share from continuing operations amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted diluted earnings per share from continuing operations amounts may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.

Reconciliation of Projected GAAP Diluted Earnings Per Share from Continuing Operations to

Adjusted Diluted Earnings Per Share from Continuing Operations Guidance for 2015

	Year Ending December 31, 2015
Projected GAAP diluted earnings per ordinary share from continuing operations	$1.81	To	$1.91
Upfront and milestone-related payments to partners	0.06		0.06

Amortization of commercial intangible assets and fair value inventory step-up	3.06		3.06

Acquisition related, integration and restructuring charges and certain excess costs that will be eliminated pursuant to integration plans	1.10		1.10
Asset Impairment Charges	0.42		0.42
Charges for litigation and other legal matters	0.11		0.11
Interest expense adjustment for non-cash interest related to our 1.75% Convertible Senior Subordinated Notes and other treasury related items	0.01		0.01
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of acquisitions	(2.07)		(2.07)
Projected Adjusted diluted earnings per ordinary share from continuing operations	$4.50	To	$4.60

The Company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes the ongoing operational impact of all completed business development transactions as of September 28, 2015.

•	Projected GAAP diluted earnings per ordinary share from continuing operations amounts do not include the impact of Par purchase accounting and other one-time charges associated with the closing of the Par transaction

.

Reconciliation of Projected GAAP Diluted Earnings Per Share from Continuing Operations to

Adjusted Diluted Earnings Per Share from Continuing Operations Guidance for 2016

	Year Ending December 31, 2016
Projected GAAP diluted earnings per ordinary share from continuing operations	$2.98	To	$3.28

Upfront and milestone-related payments to partners	0.01		0.01

Amortization of commercial intangible assets and fair value inventory step-up	2.08		2.08

Acquisition related, integration and restructuring charges	0.03		0.03

Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of acquisitions	0.75		0.75
Projected Adjusted diluted earnings per ordinary share from continuing operations	$5.85	To	$6.15

The Company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes the ongoing operational impact of all completed business development transactions as of September 28, 2015.

•	Projected GAAP diluted earnings per ordinary share from continuing operations amounts do not include the impact of Par purchase accounting and other one-time charges associated with the closing of the Par transaction.

We believe that our presentation of non-GAAP financial measures provides useful supplementary information regarding operational performance because it enhances an investor’s overall understanding of the financial performance and prospects for future core business activities by providing a basis for the comparison of results of core business operations between current, past and future periods. Management uses non-GAAP financial measures to prepare operating budgets and forecasts and to measure performance against those budgets and forecasts on a corporate and segment level. Endo also uses non-GAAP financial measures for evaluating management performance for compensation purposes. We have not provided quantitative reconciliations of projected adjusted gross margin, adjusted operating expenses, adjusted interest expense and adjusted effective tax rates because not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts. This is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Forward Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Par by Endo. All statements other than historical facts included in this press release, including, but not limited to, the statements by Messrs. De Silva, Campanelli and Sisitsky, together with other statements regarding the expected benefits of the transaction, the expected accretion to earnings resulting from the transaction, expected product approvals, Endo’s plans to operate Par, financial forecasts and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, that the FDA or other regulatory authorities do not approve any product(s) in the manner desired by Endo on a timely basis, or at all; that there is a material adverse change to Endo; that the integration of Par’s business into Endo is not as successful as expected; the failure of Endo to achieve the expected financial and commercial results from the transaction or other financial and commercial results; other business effects, including effects of industry, economic or political conditions outside Endo’s control; transaction costs; the outcome of litigation, actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Endo’s periodic reports filed with the SEC and Canadian securities regulators, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about Endo is available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.

Source: Endo International plc

Investors/Media: Keri P. Mattox, (484) 216-7912; Investors: Jonathan Neely, (484) 216-6645; Media: Heather Zoumas-Lubeski (484) 216-6829

Media:

Andy Brimmer / Kelly Sullivan / Aaron Palash, Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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